Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Greenbrier Companies, Inc. and subsidiaries:

We consent to the use of our report dated October 27, 2017, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended August 31, 2017, and the effectiveness of internal control over financial reporting as of August 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

February 28, 2018